Filed pursuant to Rule 433

Registration No. 333-160966

Dated December 14, 2011

FINAL TERM SHEET

1.850% Senior Notes Due 2017

Issuer:	Baxter International Inc.

Ratings (Moody’s / S&P / Fitch):	A3 / A+ / A (stable outlook / stable outlook / stable outlook)

Format:	SEC Registered

Ranking:	Senior Notes

Offering Size:	$500,000,000

Trade Date:	December 14, 2011

Settlement Date:	December 19, 2011 (T+3)

Maturity:	January 15, 2017

Interest Payment Dates:	Semi-annually on each January 15th and July 15th

First Pay Date:	July 15, 2012

Treasury Benchmark:	0.875% due 11/30/2016

Benchmark (Price / Yield):	100-02 / 0.862%

Spread to UST:	T+100 bps

Re-offer Yield to Maturity:	1.862%

Coupon:	1.850%

Issue Price:	99.941%

Day Count Basis:	30 / 360

Optional Redemption:	Make-Whole +15 bps

Minimum Denomination:	$2,000 x $1,000

CUSIP / ISIN:	071813 BD0 / US071813BD02

Bookrunners:	Citigroup Global Markets Inc. J.P. Morgan Securities LLC Merrill Lynch, Pierce, Fenner & Smith Incorporated

Co-managers:	Credit Suisse Securities (USA) LLC Goldman, Sachs & Co. Mitsubishi UFJ Securities (USA), Inc. UBS Securities LLC

Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it. In the case of Citigroup Global Markets Inc., you may request the prospectus by contacting Citigroup Global Markets Inc., Attention: Prospectus Department, Brooklyn Army Terminal, 140 58th Street, 8th Floor, Brooklyn, New York 11220, telephone: (877) 858-5407; in the case of J.P. Morgan Securities LLC, you may request the prospectus by contacting J.P. Morgan Securities LLC, 383 Madison Avenue, New York, New York 10179, Attention: Investment Grade Syndicate Desk, telephone: (212) 834-4533 or by facsimile: (212) 834-6081; and in the case of Merrill Lynch, Pierce, Fenner & Smith Incorporated, you may request the prospectus by contacting Merrill Lynch, Pierce, Fenner & Smith Incorporated, 100 West 33rd Street, New York, New York 10001, Attention: Prospectus Department, telephone: (800) 294-1322 or by emailing dg.prospectus_requests@baml.com.